EXHIBIT 10.12
REGENCY GAS SERVICES LLC
SEVERANCE AGREEMENT
            This Severance Agreement (this “Agreement”) is entered into, effective January 1, 2005, between Regency Gas Services LLC, a Delaware limited liability company (the “Company”), and William E. Joor III (“Officer”).
Recitals
            A. Officer is currently serving as an officer of the Company. The Company and Officer desire to enter into an agreement governing Officer’s severance arrangements with the Company.
            B. The Company acknowledges that Officer is a significant employee of the Company, possessing skills and knowledge instrumental to the successful conduct of the Company’s business. The Company is willing to enter into a severance arrangement with Officer in order to better ensure itself of the continued services of Officer for itself and its subsidiaries and, in part, to induce Officer to continue to provide those services.
            Now, therefore, for and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
            1. Termination of Employment.
            (a) Right to Terminate. Officer’s employment with the Company (including his officer position with the Company) shall be terminated upon the death or Disability (as defined in subsection (e)(2) of this Section) of Officer. In addition, Officer’s employment with the Company (including his officer position with the Company) and any entity (each, an “Affiliate"') required to be aggregated with the Company under Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”), may be terminated at any time and for any reason as a result of a dismissal or other action by the Company or as a result of a voluntary action by Officer. Any such termination of employment with the Company and its Affiliates is referred to herein as a “Termination of Employment.”
            (b) Notice of Termination.
     (1) Any Termination of Employment that is the result of Officer’s Disability shall be communicated by the Company to Officer in a written notice thereof. Such notice shall state that, in the opinion of the Board (as defined in subsection (e)(l) of this Section), Officer is suffering from a Disability and such Disability is the reason for the Termination of Employment.
     (2) Any Termination of Employment that is the result of a dismissal or other action by the Company (but is not the result of Officer’s Disability) shall be communicated by the Company to Officer by a written notice thereof. Such notice shall state whether or not (in the Company’s opinion) the Termination of Employment constitutes a Termination for Cause (as defined in subsection (e)(3) of this Section) and, if so, shall set forth in reasonable detail facts and circumstances constituting a basis for such Termination for Cause.
     (3) Any Termination of Employment that is the result of a voluntary action by Officer shall be communicated by Officer to the Company by written notice thereof. Such notice shall state whether or not (in Officer’s opinion) the Termination of Employment constitutes a Termination for Good Reason (as defined in subsection (e)(4) of this Section) and, if so, shall set forth in reasonable detail the facts and circumstances claimed as the basis for such Termination for Good Reason. Such notice shall also specify the date of such Termination of Employment, which (if the Termination of Employment does not constitute a Termination for Good Reason) shall be not less than 30 days following the date such notice is received by the Company.
     (4) Whenever a Termination of Employment may validly be asserted by the Company to be for Cause or as a result of Officer’s Disability, the Company may, in its sole and absolute discretion, elect any available basis for such Termination of Employment (to the exclusion of any other basis that may exist) and Officer shall only be entitled to the benefits hereunder arising from the basis for such Termination of Employment as shall have been elected by the Company.
            (c) Date of Termination of Employment. For purposes of this Agreement, the date of a Termination of Employment shall be (1) if the Termination of Employment is the result of Officer’s death, the date of such death, (2) if the Termination of Employment is the result of Officer’s Disability, the date on which the notice described in subsection (b)(l) of this Section is received by Officer, (3) if the Termination of Employment is the result of a dismissal or other action by the Company (but is not the result of Officer’s Disability), the date on which the notice described in subsection (b)(2) of this Section is received by the Officer, and (4) if the Termination of Employment is the result of a voluntary action by Officer, the date specified in the notice described in subsection (b)(3) of this Section.
            (d) Payments Due Upon Termination of Employment. The Company shall make the following payments to Officer in the event of any Termination of Employment:
     (1) Death, Disability, Termination for Cause or Not for Good Reason. If the Termination of Employment is the result of (i) Officer’s death or Disability, (ii) a dismissal or other action by the Company and constitutes a Termination for Cause, or (iii) a voluntary action by Officer and does not constitute a Termination for Good Reason, then the Company shall pay to Officer (or his estate or personal representative) his accrued and unpaid base salary through and including the date of such Termination of Employment, which amount shall be paid in cash on the first normal base salary payment date immediately succeeding the date of such Termination of Employment.
     (2) Termination for Good Reason or Not for Cause. If the Termination of Employment is the result of (i) a dismissal or other action by the Company (but is not the result of Officer’s Disability) and does not constitute a Termination for Cause or (ii) a voluntary action by Officer and constitutes a Termination for Good Reason, then the Company shall pay the following amounts to Officer:
     (A) His accrued and unpaid base salary through and including the date of such Termination of Employment, which amount shall be paid in cash on the date of such Termination of Employment; and
     (B) An amount equal to (x) $600,000 minus (y) the sum of all base salary (measured before any deductions and withholding) paid to Officer by the Company on and after January 1, 2005 and through and including the Date of Termination (including amounts payable under Section l(d)(2)(A) of this Agreement), which amount shall be paid in cash as set forth in the Release (as defined in subsection (d)(3) of this Section).
     (3) Release. Notwithstanding the foregoing, Officer is entitled to receive the payments under Section l(d)(2)(B) of this Agreement only in exchange for his execution and non-revocation (and lapse of time during which such revocation may occur) of a release in substantially the form as attached hereto as Exhibit A (the “Release”).
            (e) Certain Definitions. As used in the Section and elsewhere in this Agreement, the following terms shall have the respective meanings indicated:
     (1) “Board” shall mean the Board of Directors or comparable managing body of the Company.
     (2) “Disability” shall mean, subject to the immediately succeeding sentence, Officer’s physical or mental impairment or incapacity of sufficient severity that, in the opinion of the Board, either (A) Officer is unable to continue to perform his duties and responsibilities as chief legal officer of the Company or (B) Officer’s condition entitles him to disability benefits under any benefit plan of the Company providing for the payment thereof. To the extent that Section 409A of the Code is determined to apply to this Agreement and the term “Disability” must be conformed to the definition of disability under Section 409A of the Code in order to comply with the requirements of that Code section, the definition of the term “Disability” in the immediately preceding sentence shall be inoperative and such term shall mean that Officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     (3) “Termination for Cause” shall mean a Termination of Employment as a result of a dismissal or other action by the Company following (A) Officer’s continued failure to substantially perform his duties and responsibilities as chief legal officer of the Company after written demand for substantial performance is delivered by the Board or the chief executive officer of the Company specifically identifying the manner in which the Board or the chief executive officer of the Company, as the case may be, believes Officer has not substantially performed such duties and responsibilities, (B) the commission by Officer of an act of fraud upon, or willful misconduct with respect to, the Company as reasonably determined by the Board, (C) the conviction of Officer of any felony (or a plea of nolo contendere thereof), (D) conduct by officer tending to bring the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrepute, (E) the failure of Officer to carry out, or comply with, within in a reasonable period of time, in any material respect, any lawful directive of the Board or the chief executive officer of the Company, or (F) Officer’s physical or mental impairment or incapacity of sufficient severity that, in the opinion of the Board, Officer will not thereafter be able to substantially perform his duties and responsibilities as chief legal officer of the Company.
     (4) “Termination for Good Reason” shall mean a Termination of Employment as a result of voluntary action by Officer after (A) the assignment to Officer of any duties inconsistent in any material respect with Officer’s position (including status or title), authority, duties or responsibilities as chief legal officer of the Company reporting directly to the chief executive officer of the Company, and excluding for this purpose (x) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Officer and (y) any diminution during any period of Officer’s incapacity of Disability, and (B) any reduction in, or failure to timely pay, Officer’s annual base salary.
            2. Miscellaneous Provisions.
            (a) Mitigation. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Officer as the result of employment by another employer after the date of any Termination of Employment.
            (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally recognized courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Officer:	William E. Joor III
610 Grecian Way
Houston, Texas 77024

If to the Company:	Regency Gas Services LLC
1700 Pacific Avenue Suite 2900
Dallas, Texas 75201 Attn: Chief
Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
            (c) Assignment.
     (1) The rights and obligations of the Company pursuant to this Agreement may be assigned by the Company to any other person or entity without the express written consent of Officer only in connection with a merger or consolidation of the Company or a sale of all or substantially all of its assets.
     (2) The rights and obligations of Officer pursuant to this Agreement may not be assigned, in whole or in part, by Officer to any other person or entity without the express written consent of the Board.
            (d) Successors. This Agreement shall be binding on, and shall inure to the benefit of, the Company, Officer and their respective successors, permitted assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable.
            (e) Amendment and Waivers. Except as hereinafter provided, no provision of this Agreement may be amended or otherwise modified, and no right of any party to this Agreement may be waived, unless such amendment, modification or waiver is agreed to in a written instrument signed by Officer and the Company.
            (f) Complete Agreement. The provisions of this Agreement constitute the complete understanding and agreement among the parties with respect to the subject matter hereof, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
            (g) Governing Law. THIS AGREEMENT IS BEING MADE AND EXECUTED IN, AND IS INTENDED TO BE PERFORMED IN, THE STATE OF TEXAS AND SHALL BE GOVERNED, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS.
            (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
            (i) Construction. The captions of the Sections, subsections and paragraphs of this Agreement have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Agreement. Unless otherwise specified, references in this Agreement to a “Section,” “subsection,” “paragraph,” “subparagraph” or “Exhibit” shall be considered to be references to the appropriate Section, subsection, paragraph, subparagraph or Exhibit, respectively, of this Agreement. Unless the context otherwise requires, all words used in this Agreement in any gender shall include the masculine, feminine and neuter gender, all singular words shall include the plural and all plural words shall include the singular. As used in this Agreement, the term “including” shall mean “including, but not limited to.”
            (j) Validity and Severability. If any term or provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement (1) such term or provision shall be fully severable, (2) this Agreement shall be construed and enforced as if such term or provision had never comprised a part of this Agreement and (3) the remaining terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable term or provision, there shall be added automatically as a part of this Agreement a term or provision as similar to such illegal, invalid or unenforceable term or provision as may be possible and be legal, valid and enforceable.
            (k) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
            (1) Effect of Agreement on Other Benefits. The existence of this Agreement shall not prohibit or restrict Officer’s entitlement to full participation in all benefits under any compensation, equity, indemnification, insurance, bonus, benefit, or welfare plan or program (collectively, the “Plans”) in which executives of the Company are entitled to participate, subject to the Board’s or the chief executive officer’s grant of rights or benefits under such Plans where the Plans do not provide for automatic participation of all executives of the Company.
            (m) Arbitration. The Company and Officer agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“claims”) arising out of this Agreement or Officer’s employment (or its termination), whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against Officer or that Officer may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise; except that this agreement to arbitrate shall not limit the Company’s right to seek equitable relief, including injunctive relief and specific performance. Claims covered by this agreement to arbitrate also include claims by Officer for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, religion or any other factor) and retaliation. In the event of any breach of this Agreement by the Company or Officer, it is expressly agreed that notwithstanding any other provision of this Agreement, neither party shall be entitled to an award of special or consequential damages. The Company and Officer agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated. If a party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The parties agree that the exclusive venue for arbitration will be in Dallas County, Texas, and that any arbitration commenced in any other venue will be transferred to Dallas County, Texas, upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Section 2(m), if permitted by law, the party in whose favor the arbitrator renders the award may, in the discretion of the arbitrator, also be awarded all costs and expenses actually incurred, including reasonable attorneys’ fees, expert witness fees, and costs. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties except to the extent such disclosure is required by law, or in a proceeding to enforce the rights hereunder. THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE WAIVING ANY RIGHT THAT THEY MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY EMPLOYMENT-RELATED CLAIM.
(SIGNATURE PAGE ATTACHED)

     In witness whereof, the parties have executed this Agreement effective as of the date first written above.

REGENCY GAS SERVICES LLC
By:	/s/ JAMES W. HUNT
James W. Hunt,
Chief Executive Officer

OFFICER:
/s/ WILLIAM E. JOOR III
William E. Joor III

EXHIBIT A
AGREEMENT AND RELEASE
            This Agreement and Release (the “Release”) is entered into between William E. Joor III (“Officer”) and Regency Gas Services LLC, a Delaware limited liability company (the “Company”), pursuant to Section 1 of the Severance Agreement effective January 1, 2005 (the “Severance Agreement”), between Officer and the Company.
            1. Definitions.
     (a) “Released Parties” means the Company and its past, present and future parents, subsidiaries, divisions, successors, predecessors, employee benefit plans and affiliated or related companies, and also each of the foregoing entities’ past, present and future owners, officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities. Each of the Released Parties is an intended third-party beneficiary of this Release.
     (b) “Claims” means all theories of recovery of whatever nature, whether known or unknown, and now recognized by the law or equity of any jurisdiction. This term includes, but is not limited to, causes of action, charges, indebtedness, losses, claims, liabilities, and demands, whether arising in equity or under the common law or under any contract or statute. This term includes, but is not limited to, any claims of discrimination, harassment, retaliation, retaliatory discharge, or wrongful discharge, and any other claim which is alleged or which could be alleged by Officer, or on Officer’s behalf, in any lawsuit or other proceeding. This term includes, but is not limited to, any claims and rights arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601, et seq.; and any other federal, state or local law or regulation regarding employment or the termination of employment. This term also includes, but is not limited to, any and all rights, benefits or claims Officer may have under any employment contract or under any severance, bonus, stock option or incentive compensation plan, program or agreement.
            2. Consideration. The Company has agreed to pay Officer the consideration set forth in Section l(d)(2)(B) of the Severance Agreement. The Company will make such payment to Officer, subject to the terms of the Severance Agreement, only to the extent that, up to seven business days of the date Officer signs this Release, Officer does not revoke this Release. Such payment shall be made to Officer on the first business day after the seven business day period referred to in the preceding sentence and only if Officer does not revoke this Release. Officer acknowledges that the payment that the Company will make to Officer under the terms of the Severance Agreement is in addition to anything else of value to which Officer is entitled and that the Company is not otherwise obligated to make this payment to Officer.

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            3. Release of Claims.
     (a) Officer, on behalf of himself and his heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns, unconditionally releases and forever discharges the Released Parties from, and waives, any and all Claims that Officer has or may have against any of the Released Parties arising from Officer’s employment with the Company or any subsidiary of the Company, the termination thereof, and any other acts or omissions occurring on or before the date Officer signs this Release.
     (b) The release set forth in Paragraph 3(a) includes, but is not limited to, any and all Claims under (i) the common law (tort, contract or other) of any jurisdiction; (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, and any other federal, state and local statutes, ordinances, executive orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national original, religion, disability, or other unlawful factor; (iii) the National Labor Relations Act; (iv) the Employee Retirement Income Security Act; (v) the Family and Medical Leave Act; (vi) the Fair Labor Standards Act; (vii) the Equal Pay Act; and (viii) any other federal, state or local law.
     (c) Officer further understands and expressly agrees that the release in Section 3(a) includes the waiver of any Claims and rights Officer may have against any of the Released Parties under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or under any other law prohibiting age discrimination, arising prior to and including the date of Officer’s execution of this Release.
     (d) In furtherance of this Release, Officer promises not to bring any Claims against any of the Released Parties in or before any court or arbitral authority.
     (e) This Release will not act as release of any Claims against the Company with respect to any additional amounts to which Officer is entitled under Section 1 of the Severance Agreement or with respect to any benefits to which Officer is entitled under any Plans (as defined in the Severance Agreement).
            4. Acknowledgment. Officer acknowledges that, by entering into this Release, the Company does not admit to any wrongdoing in connection with Officer’s employment or termination, and that this Release is intended as a compromise of any Claims Officer has or may have against the Released Parties as of the date Officer signs this Release. Officer further acknowledges that Officer has carefully read this Release and understands its final and binding effect, has had at least 21 days to consider it, has had (and will continue to have) the opportunity to seek the advice of legal counsel of Officer’s choosing through the 7-day period following its execution, and is entering this Release voluntarily.
            5. Applicable Law. This Release shall be construed and interpreted pursuant to the laws of Texas without regard to any choice of law provisions thereof.
            6. Severability, Each part, term, or provision of this Release is severable from the others. In the event that any provision of this Release, or the application thereof to any circumstance, is held by a court of competent jurisdiction to be invalid, illegal or unenforceable

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in any respect under present or future laws effective during the effective term of any such provision, such invalid, illegal or unenforceable provision shall be fully severable; and this Release shall then be construed and enforced as if such invalid, illegal or unenforceable provision had not been contained in this Release; and the remaining provisions of this Release shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Release. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Release a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
            7. Timing. Officer acknowledges (a) Officer has 21 days to consider this Release before executing it, although Officer may execute this Release before the 21 days expires, but not before the termination of Officer’s employment, (b) Officer may revoke this Release during the period ending 7 days after Officer executes it, (c) such revocation must be in writing and received by the Company’s chief executive officer no later than the 7th day after Officer signs this Release, (d) this Release will not become effective or enforceable, and that portion of the consideration set forth in Section 2 of this Release will not begin to be paid, until the expiration of this 7-day period without Officer’s revocation, and Officer returns this Release to the Company’s chief executive officer, and (e) Officer’s acceptance of any of that portion of the consideration set forth in Section 2 of this Release after expiration of the 7-day period shall constitute Officer’s acknowledgment that Officer did not revoke this Release during the 7-day period.
            8. Advice to Consult Counsel. The Company hereby advises Officer to consult with an attorney prior to executing this Release.

REGENCY GAS SERVICES LLC

By:

Its:
EXECUTIVE

William E. Joor III

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